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                                                                   EXHIBIT 3(i)b


                          NETWORK IMAGING CORPORATION

                            CERTIFICATE OF INCREASE
                                       OF
                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES H CONVERTIBLE PREFERRED STOCK

                (Pursuant to Section 151 of the Delaware General
                                Corporation Law)



     We, James J. Leto and Robert P. Bernardi, the President and Secretary, respectively, of Network Imaging Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, Section 151 (g) of the Delaware General Corporation Law and Section 1 of the Certificate of Designation of Series H Convertible Preferred Stock ("Series H Preferred Stock"), the Board of Directors adopted the following resolution amending its Certificate of Designation of Series H Preferred Stock:

     WHEREAS, pursuant to Article Fourth of the Company's Certificate of Incorporation and Sections 151(a) and (g) of the Delaware General Corporation Law, the Board of Directors of the Company is authorized to provide for the issuance of preferred stock of the Company in one or more series and to fix the designations, powers, preferences and rights and the qualifications, limitations and restrictions of each series; and

     WHEREAS, on June 21, 1996 the Board of Directors took action to provide for the issuance of up to 200 shares of Series H Preferred Stock, $.0001 par value per share, and authorized the filing of a Certificate of Designation with respect thereto; and

     WHEREAS, pursuant to Section 151(g) of the Delaware General Corporation Law, the Board of Directors of the Company is authorized to increase the number of shares of stock of any series by a certificate likewise executed, acknowledged, filed and recorded setting forth a statement that a specified increase has
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been authorized and directed by a resolution adopted by the Board of Directors;
and

     WHEREAS, the Certificate of Designation of Series H Preferred Stock was filed on June 25, 1996 and the Board of Directors of the Company has determined to increase the number of authorized shares of Series H Preferred Stock from
200 to 300 shares; it is
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     RESOLVED, that the resolution contained in and comprising the "Certificate of Designation of Series H Preferred Stock" of the Company (the "Certificate of Designation") be, and it hereby is, amended by deleting the first sentence of
Section 1 and substituting therefor the following:

          "The shares of such series shall be designated as "Series H Convertible Preferred Stock" (the "Series H Preferred Stock") and the number of shares constituting the Series H Preferred Stock shall be 300."

     IN WITNESS WHEREOF, Network Imaging Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by James J. Leto, its President, and attested by Robert P. Bernardi, its Secretary, this 25th day of June, 1996.

                                   NETWORK IMAGING CORPORATION



                                   By  /s/ James J. Leto
                                     James J. Leto
                                     President

Attest:



By /s/ Robert P.Bernardi
  Robert P. Bernardi
  Secretary